EXHIBIT 10.24

COMMERCIAL LEASE AGREEMENT

This Commercial Lease Agreement (“Lease”) is entered into this April 16, 2012 between Tiger Financial Management, LLC (“Tenant”) and Douglas R. Rippel, 3527 North Ridge Road, Wichita, Kansas 67205 (“Landlord”).

1. Premises: Landlord rents to Tenant, and Tenant rents from Landlord a portion (Suite 106) of the building. (“Building”) and property at 3607 N Ridge Rd, Wichita, KS 67205 (the “Premises”), of which Landlord is the owner, subject to the terms and conditions in this Agreement. The Premises comprises approximately 3,193 square feet and thirty-five percent (35%) of the Building (Building is 9,105 total square feet).

2. Term: The term of this Lease shall be for ten (10) years (“Term”) beginning April 1st, 2012 (“Commencement Date”) unless sooner terminated as herein set forth or unless extended in accordance with the provisions hereof. Possession shall be given at the Commencement Date.

3. Options: Tenant shall have one (1) five (5) year option to extend the term of the Lease. Tenant shall exercise its right to by written notice to Landlord delivered on or before 180 days prior to the expiration of the Term.

4. Rental: Payment of Base Rent and Additional Rent shall begin on the (“Commencement Date”). Tenant will pay to Landlord rent payable in equal installments of $3,991.25 for Base Rent ($15/sf/yr) and an amount estimated to be $1,330.42 as Additional Rent ($5/sf/yr) on the first day of each month, the first such payment on the Rent Commencement Date and subsequent monthly payments on the first (1st) day of each succeeding month during the Term, except when that day falls on a weekend or a legal holiday, in which case rent is due on the next business day. The Base Rent (compounded) shall be increased, but in no event decreased, every three (3) years on the anniversary of the Commencement Date (each such anniversary, an “Adjustment Date”) by a fixed amount of five percent (5%).

5. Common Area Maintenance Expenses, Taxes and other Additional Rent: It is the intention of the parties that this be a full “triple net lease” (“NNN”). In addition to paying the Base Rent specified in Section 4 of this Lease, Tenant shall pay its prorate share of utilities, services, repairs, maintenance, insurance, real property and personal property taxes and Impositions (as defined below) of, for, attributable or applicable to the Premises (including the Building) (collectively “Additional Rent”). Such Additional Rent payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Lease shall survive the expiration of the Lease Term. Notwithstanding any provision to the contrary contained in this Lease, any other monetary obligations payable by Tenant to Landlord hereunder and under this Lease shall be considered Rent.

Tenant shall not be required to pay any Imposition upon or against the Premises or any part thereof or the Improvements so long as Tenant shall, to the extent permitted by law, in good faith and with due diligence, contest the same or the validity thereof by appropriate legal proceedings which shall have the effect of preventing the collection of the Imposition so contested. In the event that Tenant at any time institutes suit to recover any Imposition or charge paid by Tenant under protest in Landlord’s name, Tenant shall have the right, at its sole expense, to institute and prosecute such suit or suits in Landlord’s name, in which event Tenant covenants and agrees to indemnify Landlord and save Landlord harmless from and against all costs, expenses (including, but not limited to, Landlord’s attorneys’ fees), charges or liabilities in connection with any such suit. Nothing herein contained shall require Tenant to pay any inheritance, estate, succession, transfer or gift taxes or state or federal income taxes of Landlord. Any Imposition that relates in part to a period extending beyond the Term (including any Imposition that has been converted into installment payments as provided in this Section, as to which the period over which such installments are payable shall be deemed to be the period to which such Imposition relates) shall be apportioned between Landlord and Tenant at the expiration of the Term. Tenant shall furnish to Landlord, upon request, within thirty (30) days after the due date of any Imposition payable by Tenant official receipts of the proper taxing authority or other proof satisfactory to Landlord evidencing payment thereof.

6. Late Charges: Any installment of Rent or any part thereof which is not made when due shall bear interest at the rate of Wall Street Journal Prime Rate plus three percent (3%) per annum from the date when the same is due hereunder until the same shall be paid (“Late Charge”).

7. Utilities: All applications and connections for necessary utility services on the demised premises shall be made in the name of Tenant only, and Tenant shall be solely liable for utility charges as they become due, including those for sewer, water, gas, electricity, and telephone services.

8. Insurance: The parties shall maintain at all times during the term of this Lease policies of insurance as follows:

Landlord, as a common area expense, shall maintain:

(a) Insurance against loss or damage to the Building and all other improvements by fire and such other hazards as may be covered by the form of “all-risk” coverage then customarily in use, in such amount as Landlord may determine to be sufficient to cover one hundred percent (100%) of the full replacement value from time to time of the Building and all improvements supplied by landlord but not including personal property or tenant supplied leasehold improvements, the proceeds of which shall be payable to Landlord.

Tenant, at its sole cost and expense, shall maintain:

(b) Comprehensive general public liability insurance against claims for bodily injury, death, and property damage occurring in or about the Premises or Adjacent Facilities, to afford protection in such limits as shall be reasonably requested by Landlord from time to time, but in any event not less than One Million Dollars ($2,000,000) as a single limit policy in respect to any one occurrence causing injury or death, and property damage.

(c) Such other insurance, including personal property and business interruption insurance, in such amounts as may from time to time be reasonably required by Landlord against other insurable hazards that are at the time commonly insured against in the case of premises similarly situated.

All policies of insurance shall be written by companies reasonably satisfactory to Landlord and any mortgagee of Landlord and shall name as insured Landlord and such other persons or entities as Landlord may designate, as their interests may appear, and shall provide that losses shall be paid to such insureds as their interests may appear. At the request of Landlord, a mortgagee clause shall be included in such policies covering Landlord’s mortgagee. Certificates evidencing renewals of each policy of insurance shall be delivered to Landlord at least twenty (20) days prior to the expiration dates of the respective policies. Tenant shall perform and satisfy all requirements of the companies writing any insurance policies referred to in this Lease so that at all times companies of good standing satisfactory to Landlord shall be willing to write such insurance.

Whenever (a) any loss, cost, damage or expense resulting from fire or other casualty or occurrence is incurred by either of the parties to this Lease, or anyone claiming by, through or under it, in connection with the Premises, and (b) such party is then covered in whole or in part by insurance with respect to such loss, cost, damage or expense, then the party so insured hereby releases the other party from any liability it may have on account of such loss, cost, damage or expense to the extent of any amount recovered by reason of such insurance and waives any right of subrogation which might otherwise exist in or accrue to any person on account thereof, provided that such release of liability and waiver of the right of subrogation shall not be operative in any case when the effect thereof is to invalidate such insurance coverage or increase the cost thereof (provided that in the case of increased cost the other party shall have the right, within thirty (30) days following written notice, to pay such increased cost, thereupon keeping such release and waiver in full force and effect).

In case any action or proceeding shall be commenced against Landlord growing out of any loss, cost, damage or expense under this Section, Landlord may give written notice of the same to Tenant and thereafter Tenant shall assume and discharge all obligation to defend the same and save and keep Landlord harmless from all costs, expenses (including, but not limited to, Landlord’s attorneys’ fees), liabilities, judgments and executions in any manner growing out of, pertaining to or connected therewith. In case Tenant shall at any time fail, neglect or refuse to procure or renew any insurance hereinabove provided, then Landlord shall have the right, but not the obligation, to procure or renew such insurance and any amounts paid therefore by Landlord shall be so much Additional Rent due at the next rent day after any such payment, with interest thereon at the rate of Wall Street Journal Prime Rate plus three percent (3%) per annum from the date of payment thereof.

9. Signage: Tenant may install, upon approval from landlord, at its sole cost and expense, maximum allowable signage (permitted by law) on the storefront of the Premises using its standard corporate or concept colors and logo. Tenant will be included on monument sign upon approval of landlord, if any. If monument signage is unavailable, and monument signage is allowed under all applicable local ordinances, Tenant, at Tenant’s sole cost and expense, may install monument signage for its sole and exclusive use. Design and location of the monument sign is subject to Landlord’s approval. All Tenant Signage shall be subject to all applicable local ordinances. Subject to local governmental approvals, Tenant may display professionally designed and installed “COMING SOON”, “NOW HIRING” and “GRAND OPENING” exterior banners and/or window signage at the Premises after the Lease is signed and prior to Tenant opening for business.

10. Parking: Landlord shall provide all unassigned common area parking for Tenant’s employees and customers as required by applicable code or law.

11. Default: Each of the following shall be an “Event of Default”:

1. If Tenant shall fail to pay rent when due, the Landlord, at his option, may terminate all rights of the Tenant herein after not less than five (5) days written notice of such default given unless Tenant rectifies or cures the default within the said time.

2. If Tenant shall fail to pay any other payment of money, costs or expenses to be paid by Tenant under this Lease, when due, and the continuance of such failure for a period of ten (10) days after written notice from Landlord specifying such failure;

3. In the event of a default made by Tenant in any of the other covenants or conditions to be kept, observed and performed by Tenant, Tenant shall have thirty (30) days after receipt of written notice thereof to cure such default.

4. The filing or execution or occurrence of any of the following will be considered a Default on the part of Tenant:

(a) A petition in bankruptcy by or against Tenant;

(b) A petition against or answer by Tenant seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or other relief of the same or different kind under any provision of any bankruptcy laws;

(c) Adjudication of Tenant as a bankrupt or insolvent;

(d) An assignment by Tenant for the benefit of creditors;

(e) A petition against or proceeding by Tenant for, or the appointment of, a trustee, receiver, guardian, conservator or liquidator of Tenant with respect to the Premises or with respect to all or substantially all of Tenant’s property; or

(f) A petition against or proceeding by or against Tenant for its dissolution or liquidation or the taking of possession of Tenant’s property by any governmental authority in connection with dissolution or liquidation. Where in the case of a petition filed against Tenant under (a), (b), (d) or (e) above, such petition is not dismissed within ninety (90) days after the filing thereof;

(g) Entry of an order, judgment or decree by any court of competent jurisdiction granting any prayer or demand contained in any petition under (a), (b), (e) or (f) above, which order, judgment or decree is not reversed or vacated within ninety (90) days after it is entered;

(h) Vacation or abandonment of the Premises; or (i) Taking by any person of Tenant’s interest in this Lease upon execution, attachment or other process of law or equity.

In the event that the Tenant shall fail to cure any default within the time allowed under this section, Landlord may declare the term of this Lease ended and terminated by giving Tenant written notice of such intention, and if possession of the premises is not surrendered, Landlord may reenter said premises. Landlord shall have, in addition to the remedy above provided, any other right or remedy available to Landlord on account of any Tenant default, either in law or equity. Landlord shall use reasonable efforts to mitigate its damages.

In the event of Default on the part of Tenant, Landlord, at its option, in addition to all other rights and remedies provided in this Lease, at law or in equity: (a) terminate this Lease and Tenant’s right of possession of the Premises, and recover all damages to which Landlord is entitled at law, specifically including, without limitation, the excess of the aggregate Fixed Rent and Additional Rent that would have accrued for the balance of the Term, together with all of Landlord’s expenses of re-leasing (including repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions) or (b) terminate Tenant’s right of possession of the Premises without terminating this

Lease. In all events, Landlord may re-lease the Premises, or any part thereof for the account of Tenant, for such rent and term and upon such terms and conditions as are acceptable to Landlord. If Landlord shall have elected to pursue its right to terminate Tenant’s right of possession of the Premises without terminating the Lease, then Landlord shall have the further right and remedy to subsequently rescind such election and terminate the Lease. For purposes of any such re-leasing, Landlord is authorized to decorate, repair, alter and improve the Premises to the extent deemed necessary by Landlord, in its reasonable discretion, all at Tenant’s expense. If Landlord fails to re-lease the Premises, or if the Premises are re-leased and a sufficient sum is not realized therefrom after payment of all Landlord’s expenses of re-leasing (including without limitation repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions) to satisfy the payment, when due, of Fixed Rent and Additional Rent reserved under this Lease for any monthly period, then Tenant shall pay Landlord a sum equal to the amount of Fixed Rent and Additional Rent due under this Lease for each such monthly period, or if the Premises have been re-leased, Tenant shall pay any such deficiency on the rent day applicable to such month. Tenant agrees that Landlord may file suit to recover any sums due to Landlord hereunder at any time or from time to time and that such suit or recovery of any amount due Landlord hereunder shall not be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. In the event Landlord elects to terminate Tenant’s right of possession only, without terminating this Lease, Landlord may, at Landlord’s option, enter into the Premises, remove Tenant’s property, and other evidences of tenancy, and take and hold possession thereof; provided, however, that such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from Tenant’s obligation to pay the Fixed Rent and Additional Rent reserved hereunder for the full Term or from any other obligation of Tenant under this Lease. Any and all property which may be removed from the Premises by the Landlord pursuant to the authority of the Lease or of law, to which the Tenant is or may be entitled, may be handled, removed or stored by the Landlord at the risk, cost and expense of the Tenant, and the Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to the Landlord, upon demand, any and all reasonable expenses incurred in such removal and all storage charges against such property so long as the same shall be in the Landlord’s possession or under the Landlord’s control. In the event Landlord exercises any remedy provided under this Section, all deposits theretofore made by Tenant with utility companies or under this Lease, all unearned insurance premiums and all rights of Tenant under all insurance policies required under this Lease, any claims for refund of any Imposition, any pending insurance claims or condemnation awards, and all fuel and supplies on the Premises shall be deemed to be and are hereby assigned to and transferred to Landlord, to be applied in payment of Tenant’s liability under this Lease.

No waiver of any default of Tenant hereunder shall be implied from any omission to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by Landlord or Tenant shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.

12. Condemnation: If any legally, constituted authority condemns or takes by eminent domain the Premises or such part thereof which shall make the Premises unsuitable for leasing for Tenant’s business purposes, this Lease shall cease when the public authority takes possession, and Landlord and Tenant shall account for Rent as of that date. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages; provided, however, that in the event Tenant has paid for all or part of the construction of the building or outside improvements, which it occupies, it shall be entitled to receive any award with regard to the condemnation of the building and outside improvements pertaining to that portion for which it paid, whether for the taking or diminution in value thereof, if such condemnation occurs during the first fifteen (15) years after the Commencement Date of this Lease, and provided further that Tenant shall be entitled to any compensation, separately awarded to Tenant for Tenant’s relocation expenses and/or loss of Tenant’s Trade Fixtures.

13. Assignment of Agreement and Subletting: Tenant shall not without Landlord’s consent, which shall not be unreasonably withheld or conditioned, assign or sublease the Premises. The following shall not be deemed an assignment or sublease: assignment of the Lease (in whole or part) or sublease of the Premises (in whole or in part to a corporation or entity which is (a) a parent, subsidiary, affiliate, franchisee, or licensee of Tenant; (b) a corporation with which Tenant merges; and (c) the result of a reorganization or the surviving corporation or entity following a consolidation, merger or other corporate restructuring.

14. Violation of Laws: Tenant, guests and invitees of either Tenant or guests will not use the premises in such a manner that violates any law, ordinance, statutes or requirement of any municipal, state or federal authority now in force, or which may hereafter be in force, pertaining to the premises, occasioned by or affecting the use thereof by Tenant. Landlord shall comply with all laws, orders, ordinances, statutes or requirements now or hereafter affecting the premises.

15. Property Damage And Destruction: In the event (a) of partial or total destruction of the Premises or the building in which the Premises are located which requires repairs to either the Premises or said building, Landlord shall forthwith make said repairs, provided Tenant gives Landlord thirty (30) days prior written notice of the necessity therefor and provided Tenant did not cause such damage or destruction. If Tenant caused such damage or destruction and the cost of repair is not covered by the insurance provided for hereunder, Tenant shall forthwith make said repairs at its sole cost and expense. However, if the building in which the Premises are located is damaged as a result of fire or any other insured casualty to an extent in excess of forty percent (40%) of its then replacement cost (excluding foundation[s]); fifty percent (50%), or more, of the total square footage of the Building is damaged or destroyed by any casualty, at any time, Landlord may within sixty (60) days following the date such damage occurs terminate this Lease by written notice to Tenant. During the period that Landlord is making said repairs, this Lease shall continue in full force and effect, and the Monthly Base Rent shall be proportionately reduced based upon the extent to which the making of such repairs shall interfere with the business carried on by Tenant in the Premises. If Landlord elects to terminate this Lease, all rentals shall be prorated between Landlord and Tenant as of the date of such destruction.

16. Hazardous Material: “Hazardous Materials” as used herein, shall mean any product, substance, chemical, material or waste whose presence, nature, quantity, and/or intensity of existence, use, manufacture, disposal, transportation, spill, release, or effect, either by itself or in combination with other materials is either (i) potentially injurious to the public health, safety, or welfare, the environment or the Premises, (ii) regulated or monitored by any governmental agency, or (iii) a basis for liability to any governmental agency or third party under any applicable statute or common law theory. Hazardous Materials shall also include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products, by-products, or fractions thereof, asbestos, all products defined in the environmental laws of the state of the Premises, or defined by the United States Government, and those products described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Article 9601 et seq., or defined by any applicable state or local laws and the regulations adopted thereunder.

Tenant hereby indemnifies and holds Landlord and Landlord’s officers, directors, shareholders, managers, members, agents and employees harmless from and against, and shall reimburse Landlord and Landlord’s officers, directors, shareholders, managers, members, agents and employees for, any and all “Losses” (as hereinafter defined) arising from, out of or as a consequence, directly or indirectly, of the release by Tenant of any Hazardous Materials on the Premises which first occurs during the Term of this Lease. “Losses” shall mean any and all loss, claim, liability, damages, injuries to person, property or natural resources, cost, expense, action or cause of action and includes, but is not limited to, all costs of removal, remediation of any kind, detoxification, clean up and disposal of such Hazardous Materials and the preparation of any closure or other required plans, all costs of determining whether the Premises is in compliance and causing the Premises to be in compliance with all applicable Environmental Laws, all costs and fees associated with claims for damages to persons, property, or natural resources, and reasonable attorneys’ fees and consultants’ fees and court costs in respect thereto whether or not litigation or administrative proceedings shall occur, including all costs and expenses incurred or suffered by Landlord by reason of any violation of any applicable Environmental Law which occurs, or has occurred, upon the Premises during the Term of this Lease, or by reason of the imposition of any governmental lien for the recovery of environmental clean-up costs expended by reason of such violation.

The parties hereby covenant and agree that all obligations of a party under this Section shall survive any termination of the Lease, it being further understood and agreed that the rights of the indemnified party under this Section shall be in addition to any other rights and remedies under this Lease or at law or in equity. Any amount due to the indemnified party under this Section not paid by the other party within thirty (30) days after written demand therefor shall bear interest at Prime plus three percent (3%) per annum.

17. Alterations and Repairs by Tenant: Tenant shall not replace, alter or repair the Premises or any part thereof or any equipment or appurtenance thereto if the cost thereof exceeds in the aggregate Twenty Thousand and No/100

Dollars ($20,000.00) (any such action being hereinafter referred to as a “Capital Improvement”), unless Tenant shall comply with the following requirements, which shall be applicable to all Capital Improvements:

(a) Tenant shall, before the commencement of the work, obtain Landlord’s prior consent to the proposed Capital Improvement and shall at least ten (10) days prior to the commencement of the work furnish the Landlord with the following:

(1) Complete plans and specifications for the work prepared by a licensed architect approved by Landlord, which plans and specifications shall also meet with Landlord’s approval, together with the approval thereof by any governmental board, bureau or body then exercising jurisdiction over the Premises, which plans and specifications shall be and become Landlord’s sole and absolute property in the event that this Lease shall be terminated for any reason;

(2) A fixed-sum contract in assignable form made with a reputable and responsible contractor satisfactory to Landlord, providing for the erection, completion and terms of payment for all work, labor and materials necessary to perform the work within the fixed price provided for in such contract;

(3) An assignment to Landlord of such contract, duly executed and acknowledged by Tenant, to be effective upon any termination of this Lease or upon Landlord’s re-entry upon the Premises following an Event of Default prior to complete performance of such contract, such assignment also to include the benefits of all payments made on account of such contract, including payments made prior to the effective date of such assignment; and

(4) A surety company completion bond, in form and from an insurer satisfactory to Landlord, issued by an insurer licensed to do business in the State in which the Premises are located, guaranteeing the full completion of the work and payment therefor within a reasonable time, free and clear of all mechanics’ or similar liens, encumbrances, chattel mortgages, conditional bills of sale and other charges, in accordance with the plans and specifications approved by Landlord, or other security satisfactory to Landlord, in Landlord’s sole discretion.

(b) Tenant shall (1) at its expense carry or cause to be carried the necessary worker’s compensation insurance and cause the insurance policies required under the Section entitled Insurance to be endorsed to cover the additional risk during the course of the work, and (2) procure all necessary permits from all governmental agencies and departments having jurisdiction in connection with such work. Tenant shall deliver evidence of compliance with the foregoing requirements to Landlord prior to the commencement of the work. Whenever requested by Landlord during the period of work, Tenant shall cause the architect in charge of the work (or if there is no architect in charge, the general contractor performing the work) to report in writing to Landlord as to whether the work is being done promptly and in a good and workmanlike manner, and in substantial compliance with the plans and specifications for the work. Tenant shall also deliver to Landlord copies of any and all interim or progress certificates or other reports submitted by Tenant’s architect, engineer or contractor.

(c) The Capital Improvements shall be made promptly, in a first-class and workmanlike manner, in compliance with all Requirements and shall not lessen the value of the Premises. Title to any Building, Improvements, fixtures, (other than Trade Fixtures), additions, alterations, restorations, repairs and replacements constructed, made or installed by Tenant, whether or not resulting from any Capital Improvement and including, but not limited to, any repairs, restoration and other work required to be done pursuant to the provisions of other Sections of this Lease, shall be and become Landlord’s sole property at the end of the Term without the necessity of Tenant’s execution and delivery of any instrument transferring title thereto. Notwithstanding the foregoing, Tenant covenants and agrees upon Landlord’s request to execute, acknowledge and deliver to Landlord any instrument reasonably requested by Landlord to confirm such title, and if Tenant shall fail or refuse to execute, and deliver any such instrument, Landlord is hereby irrevocably appointed Tenant’s attorney-in-fact to execute, acknowledge and deliver such instrument in Tenant’s name.

18. Tenant’s Maintenance: Tenant shall, at its sole expense, keep the Premises, including all systems and equipment such as HVAC, plumbing, storefront frames/glass/door(s), electrical, etc., clean and in good repair and in conformance with the applicable law, including, but not limited to, the lawful and valid requirements of any municipality in which such Premises may be situated and of all other public authorities, and shall make, at Tenant’s own expense, all additions, improvements, alterations and repairs on the Premises and to the improvements, interior and exterior required by any lawful authorities. However, Tenant shall not be responsible for the structural aspects of the Premises, including the footings, foundation, floor slab and roof. Tenant shall not commit or suffer, and shall use all reasonable precautions to prevent, waste, damage or injury to all of the foregoing. Tenant shall also make all necessary replacements, renewals, alterations and additions required to maintain all portions of the Premises in good condition.

19. Liens: Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Premises, nor shall Tenant create or permit to be created, and shall promptly discharge, any such lien (including, but not limited to, any mechanic’s, contractor’s, subcontractor’s or material man’s lien or any lien, encumbrance or charge arising out of any agreement (expressed or implied), chattel mortgage, security agreement, financing statement or otherwise) upon the Premises or any part thereof or the income therefrom or any personal property used in connection with the operation of the Premises, and Tenant shall not suffer any other matter or thing whereby the estate, rights and interest of Landlord in the Premises or any part thereof might be impaired.

If Tenant shall fail to cause any such lien to be discharged of record, then Landlord, after thirty (30) days notice of its intention to do so, shall have the right, but not the obligation, in addition to any other right or remedy, to discharge such lien either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or bonding proceedings, and in any such event Landlord shall be entitled if it so elects to compel the prosecution of an action for foreclosure of such lien by the lienor and to pay the amount of judgment in favor of the lien owner with interest, costs and allowances. Any amount so paid by Landlord and all costs and expenses (including reasonable attorneys’ fees) incurred by Landlord in connection therewith shall constitute Additional Rent payable by Tenant under this Lease, due from Tenant to Landlord at the next rent day after any such payment, with interest thereon at Prime plus three percent (3%) per annum from the date of payment thereof.

This Lease shall constitute notice that Landlord shall not be liable for any work performed or to be performed, or any materials furnished or to be furnished, at the Premises for Tenant upon credit, and that no mechanic’s or other lien for such work or materials shall attach to or affect the estate or interest of Landlord in and to the Premises, unless specifically ordered by Landlord in witting. Tenant shall have no power to do any act or make any contract that may create or be the foundation for any lien, mortgage or other encumbrance upon the estate of Landlord, or any other interest of Landlord in the Premises, the Building or the other Improvements or any part thereof.

20. Surrender of Possession: Tenant shall on the last day of the Term or upon any sooner termination thereof, whether by lapse of time or by reason of Tenant’s Default or otherwise, surrender and deliver to Landlord the Premises in broom clean, good condition, ordinary wear and tear excepted, and if Tenant shall thereafter remain in possession thereof, it shall be deemed guilty of forcible detainer of the Premises and shall be subject to all the conditions and provisions contained herein and to ejection and removal, forcibly and otherwise, with or without process of law. Upon the termination of this Lease by lapse of time, Tenant shall remove furniture, trade fixtures and other personal property belonging to Tenant that are incident to the business of Tenant (as distinguished from personal property used in the operation of the Premises); such furniture, trade fixtures and other personal property belonging to Tenant and incident to the business of Tenant are hereinafter referred to as “Trade Fixtures”. Tenant shall repair any injury or damage to the Premises from such removal. If Tenant does not remove such Trade Fixtures from the Premises prior to the end of the Term, however ended, Landlord may, at its option, remove the same and deliver the same to any other place of business of Tenant or warehouse the same, and Tenant shall pay the cost of such removal (including the repair of any injury or damage to the Premises or the Improvements resulting from such removal), delivery and warehousing to Landlord on demand, or Landlord may treat such Trade Fixtures as having been conveyed to Landlord with this Lease as a bill of sale, without further payment or credit by Landlord or Tenant.

Any holding over by Tenant of the Premises after the expiration of this Lease shall operate and be construed to be a tenancy from month to month only, at one hundred thirty percent (130%) of the monthly installments of fixed rent, plus additional rent and other sums otherwise payable hereunder for the Term. Nothing contained in this Section shall be construed to give Tenant the right to hold over after the expiration of this Lease, and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises and may seek damages in the event of such a hold over tenancy.

21. Brokerage Fees, Commissions: Tenant has not otherwise engaged in any activity which could form the basis for a claim for real estate commission, brokerage fee, finder’s fee or other similar charge, in connection with this Lease.

22. Indemnification of Landlord: To the fullest extent permitted by Law, Tenant agrees to indemnify and save Landlord and its respective agents and employees harmless from and against all liabilities, claims, suits, fines, penalties, damages, losses, fees, costs and expenses (including, but not limited to, Landlord’s attorneys’ fees) that may be imposed upon, incurred by or asserted against Landlord by reason of:

(a) Any work or thing to be done in, on or about the Premises or any part thereof other than Landlord’s work or improvements;

(b) Any use, occupation, condition, operation of the Premises or any part thereof or of any adjacent property or any occurrence on any of the same;

(c) Any action or omission on the part of Tenant or any Sub Tenant or any of its or their agents, contractors, servants, employees, licensees or invitees;

(d) Any accident, injury (including death) or damage, regardless of the cause thereof, to any person or property occurring in, on or about the Premises or any part thereof or any Adjacent Facility; and/or

(e) Any failure on Tenant’s part to perform or comply with any of the covenants, agreements, terms or conditions in this Lease or in any sublease, license, concession or other agreement entered into by Tenant.

The provisions of this Section shall survive the expiration or earlier termination of this Lease. Tenant agrees to pay, and to indemnify Landlord against, all costs and expenses (including, but not limited to, Landlord’s reasonable attorneys’ fees) incurred by or imposed upon Landlord by or in connection with any litigation to which Landlord becomes or is made a party without fault in its part, whether commenced by or against Tenant, or that may be incurred by Landlord in enforcing any of the covenants and agreements of this Lease (with or without the institution of any action or proceeding relating to the Premises or this Lease) or in obtaining possession of the Premises after an Event of Default or upon expiration or earlier termination of this Lease. Landlord may, but shall not be obligated to, cure any Default by Tenant hereunder. All sums expended and all costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by Landlord pursuant to the provisions of this Lease or on account of any Default by Tenant under this Lease shall bear interest thereon from the respective dates when expended or incurred by Landlord at Prime plus three per cent (3%) per annum until repaid by Tenant to Landlord, and all such sums together with such interest shall become Additional Rent under this Lease, payable by Tenant to Landlord on the next rent date after such expenditure. All Rent and other amounts payable by Tenant under this Lease shall be and are hereby declared to be a valid and first lien upon Tenant’s interest in the Premises and upon the rents, issues and profits in any manner arising or growing out of the same, and upon Tenant’s interest in this Lease.

Landlord’s granting of any consent under this Lease, or Landlord’s failure to object to any action taken by Tenant without Landlord’s consent required under this Lease, shall not be deemed a waiver by Landlord of its rights to require such consent for any further similar act by Tenant. No waiver by a party of any other breach of the covenants of this Lease shall be construed, taken or held to be a waiver of any other breach or to be a waiver, acquiescence in or consent to any further or succeeding breach of the same covenant. None of the covenants under this Lease, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Landlord. No remedy conferred upon or reserved to a party under this Lease or under law shall be considered exclusive of any other remedy, but such remedies shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise, and every power and remedy given by this Lease to that party which may be exercised from time to time and as often as occasion may arise or as may be deemed expedient, without precluding that party’s simultaneous or later exercise of any or all other rights or remedies. No delay or omission of a party Landlord to exercise any right or power arising from any Default or Event of Default shall impair any such right to power or shall be construed to be a waiver of any such Default or Event of Default or acquiescence therein.

23. Court Costs and Attorneys Fees: In any action or legal proceeding to enforce any part of this Lease, the prevailing party shall recover reasonable attorneys’ fees and court costs.

24. Prevailing Law: This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises is located.

25. Binding on Successors: All covenants, agreements, conditions and undertakings contained in this Lease shall extend and inure to and be binding upon Landlord’s successors and assigns and Tenant’s permitted successors and assigns as if such successors and assigns were in each case specifically named, and shall be construed as covenants running with the land. Wherever reference is made in this Lease to either party, it shall be held to include and apply to such successors and assigns. The provisions of this Section shall not be construed to grant or to confer any greater rights of assignment upon Tenant than are provided in the Section entitled Assignment of Agreement and Subletting.

26. Time is of the Essence: Time is of the essence with respect to every provision of this Lease.

27. Entire Agreement: This document and any Attachments constitute the entire Agreement between the parties, and no promises or representations, other than those contained here and those implied by law, have been made by Landlord or Tenant. Any modifications to this Agreement must be in writing and signed by Landlord and Tenant.

28. Severability: The provisions of this Lease are severable and in the event any provision, clause, sentence, section or part thereof is held to be invalid, illegal, unconstitutional, inapplicable or unenforceable to any person or circumstances, such invalidity, illegality, unconstitutionality, inapplicability or unenforceability shall not affect or impair any of the remaining provisions, sentences, clauses, sections, parts of the lease or their application to Tenant or other persons or circumstances. To the extent that any portion of this agreement found to be invalid, illegal, unconstitutional, inapplicable or unenforceable may be valid by striking of certain words or phrases, such words or phrases shall be deemed to be stricken and the remainder of the provisions and the remainder of the other portions of this Lease agreement shall remain in full force and effect. It is further agreed that this Lease may be executed in counterparts, each of which when considered together shall constitute the original contract.

IN WITNESS WHEREOF the parties set their hands the date first set forth above.

Landlord: Douglas R. Rippel

By:	/s/ Douglas R Rippel
Name:	Douglas R Rippel
Title:	Manager

Tenant: Tiger Financial Management, LLC

By:	/s/ Chad Faulkner
Name:	Chad Faulkner
Title:	President